Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

TRADESTAR CONSTRUCTION SERVICES, INC.,

STRATUM HOLDINGS, INC.,

and

TRADESMEN SERVICES, INC.

Dated as of October 26, 2007

i

ii

iii

Disclosure Schedules

2.1(b)	Notes Receivable
2.2	Retained Assets
4.1	Purchase Price
4.3	Purchase Price Allocation
6.1	Jurisdictions
6.4	No Conflicts
6.5	Consents
6.6	Permitted Exceptions
6.9	Compliance With Laws
6.10	Conduct of Business
6.11(b)	List of Employees
6.12	Employee Benefit Plans
6.13	Environmental
6.14	Contracts
6.15	Licenses and Permits
6.16	Intellectual Property
6.17(a) and (b) Financial Statements
6.18	Undisclosed Liabilities
6.20	Indebtedness
6.22	Customers
6.24	Related Party Transactions
8.1(a)	Purchased Assets

TABLE OF EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Transition Services Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 26, 2007, is by and among Tradestar Construction Services, Inc., a New Mexico corporation (the “Seller”), Stratum Holdings, Inc., a Nevada corporation and sole stockholder of Seller (the “Parent”), and Tradesmen Services, Inc., an Ohio corporation (the “Buyer”).

RECITALS

A.                                   Seller engages in the construction staffing business by providing construction laborers and skilled tradespersons and related construction services to companies and business units, including those in the industrial, marine, and construction industries as well as public institutions, including local, state, and federal entities (collectively, the “Business”).

B.                                     Seller desires to sell substantially all of its assets, properties, rights and interests relating to the Business to Buyer, and Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions hereinafter set forth, substantially all of such assets, properties, rights and interests of Seller, in consideration of certain payments by Buyer and the assumption by Buyer of certain liabilities and obligations of Seller specifically disclosed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration had and received, Buyer, Seller and Parent, on the basis of, and in reliance upon, the representations, warranties, covenants and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

ARTICLE 1:  DEFINITIONS

“Accounts Receivable” has the meaning set forth in Section 2.1(b).

“Action” means any complaint, action, suit, legal proceeding or hearing, investigation, interference, opposition, reexamination, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority or commenced by any Person.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AICCO Indebtedness” means the amount outstanding at Closing under the Premium Finance Agreement, Disclosure Statement and Security Agreement, effective as of June 30, 2007, by and between the Seller and AICCO, Inc.

“Allocation Schedule” has the meaning set forth in Section 4.3.

“Ancillary Agreements” means the Bill of Sale, the Employment Agreement, the Assignment and Assumption Agreement, the Transition Services Agreement, and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer or Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Assumed Contracts” has the meaning set forth in Section 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Balance Sheet” has the meaning set forth in Section 6.17(a).

“Business” has the meaning set forth in Recital A.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 9.1(a).

“Buyer Plans” has the meaning set forth in Section 8.5(d).

“Claims” has the meaning set forth in Section 9.2(b).

“Claims Notice” has the meaning set forth in Section 9.2(a).

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Closing Time” has the meaning set forth in Section 5.1.

“COBRA” has the meaning set forth in Section 8.5(f).

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Confidential Information” means all information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, that relates to any research, technical, manufacturing, business or commercial activities or plans of the Business or Buyer, including, without limitation, all systems, servicing methods and business techniques, programs, formulas, processes, compilations of technical and non-technical information, inventions, discoveries and improvements, designs, drawings, blueprints, software, software code, databases, pricing information and financial modeling to develop such pricing information, product ideas, concepts, prototypes, features, procedures, training, promotional materials, training courses and other training and instructional materials, vendor and product information, sales intermediary lists and other sales intermediary information, and customer lists and other customer information, whether or not patented or patentable, and all other information that is not otherwise generally available to the public and could constitute a trade secret of the Seller or one of its Affiliates under the Uniform Trade Secrets Act.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

“Contracts” means all contracts, licenses, agreements (including, without limitation, employment agreements and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller or (ii) which together with Seller is treated as a single employer under Section 414(t) of the Code.

“Employment Agreement” has the meaning set forth in Section 5.2(j).

“Employee Plan” has the meaning set forth in Section 6.12(a).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, or indoor air, including, without limitation, any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Condition” means any condition of the Environment with respect to the Real Property, or with respect to any other real property at which any Hazardous Material generated by the operation of the Business prior to the date of this Agreement has been treated, stored or disposed of, which violates any Environmental Law, or results in any Release or Threat of Release.

“Environmental Law” means any Law with respect to the Environment or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Employee” has the meaning set forth in Section 8.5(b).

“Expiration Date” has the meaning set forth in Section 9.3(a).

“Final Amount” has the meaning set forth in Section 4.2(b).

“Financial Statements” has the meaning set forth in Section 6.17(a).

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 6.3.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business. The term “Guarantee” used as verb has a correlative meaning.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or which could give rise to, liability under any Environmental Law.

“Indebtedness” of any Person means:  either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligations in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for income or franchise Taxes payable, (viii) for any deferred compensation or accrued incentive compensation, or (ix) for any unfunded liability for retirement benefits; or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness (A) includes (x) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (y) all “cut” but uncashed checks issued by Seller that are outstanding as of the Closing Date, and (z) cash, book or bank account overdrafts, and (B) excludes the AICCO Indebtedness.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Independent Arbitrator” has the meaning set forth in Section 4.2(a).

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Initial Purchase Price” has the meaning set forth in Section 4.1.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; (iii) copyrights and copyrightable works; (iv) all registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential business information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer, supplier and franchisee lists and related information); (vi) computer software and websites (including, without limitation, data, data collections and databases and related documentation); (vii) other intellectual or industrial property rights and foreign equivalents or counter rights and forms of protection of a similar or analogous nature to any of the foregoing; and (viii) copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 6.17(a).

“Investment” means any equity interest, directly or indirectly, in any Person.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Seller or Parent after due inquiry and reasonable investigation. For purposes of this Agreement, “due inquiry and reasonable investigation” means the knowledge that Seller’s officers and directors would reasonably be expected to obtain by reviewing with each direct subordinate and other key employee of Seller the representations and warranties set forth in this Agreement which are applicable to the duties performed by such direct subordinate or other key employee on behalf of Seller.

“Law” means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority, including common law.

“Liability Claim” has the meaning set forth in Section 9.2(a).

“Lien” means any mortgage, lien, pledge, encumbrance, security interest, claim, charge, defect in title or other restriction.

“Litigation Conditions” has the meaning set forth in Section 9.2(b).

“Loss” or “Losses” has the meaning set forth in Section 9.1(a).

“Material Adverse Change” means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that has, or is reasonably likely to have, a materially adverse effect on (i) the historical, near–term or long–term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of Seller or of the Business; (ii) the value of the Purchased Assets or a material increase in the amount of Assumed Liabilities; or (iii) the ability of Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement.

“Material Customers” has the meaning set forth in Section 6.23(b).

“Material Suppliers” has the meaning set forth in Section 6.23(a).

“Net Working Capital” means (i) Accounts Receivable and Prepaid Expenses, minus (ii) the Assumed Liabilities identified in Sections 3.1(a) and (b), of the Company as of the Closing Time, each determined in accordance with GAAP applied in a manner consistent with the accounting principles used in the preparation of the Balance Sheet with the exceptions set forth on Schedule 6.17(b).

“Net Working Capital Target” means $1,842,000.

“Non–Compete Period” means the five year period following the Closing.

“Objections Statement” has the meaning set forth in Section 4.2(a).

“off the shelf” has the meaning set forth in Section 6.14(a)(iii).

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parent” has the meaning set forth in the preamble.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Exceptions” has the meaning set forth in Section 6.6.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preliminary Net Working Capital Statement” has the meaning set forth in Section 4.2(a).

“Prepaid Expenses” has the meaning set forth in Section 2.1(a).

“Property Taxes” has the meaning set forth in Section 8.6(a).

“Purchase Price” has the meaning set forth in Section 4.1(b).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Intellectual Property” has the meaning set forth in Section 2.1(f).

“Real Property” means any and all real property and interests in real property of the Company, including without limitation any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Restricted Territory” means: (i) the United States; (ii) the geographic area(s) within a one hundred (100) mile radius of any and all Seller or Buyer location(s) in, to, or for which employees of the Seller or Buyer work or are assigned to work (either direct or supervisory); and (iii) all of the specific customer accounts of the Seller or Buyer, whether within or outside of the United States.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 3.2.

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 9.1(b).

“Selling Expenses” means all of the fees and expenses incurred in connection with the transactions contemplated hereby and any other fees and expenses incurred by or on behalf of the Seller or Parent in connection with the process of selling the Business or otherwise relating to the negotiation, preparation or execution of this Agreement or any other Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (a) any fees and expenses associated with obtaining necessary or appropriate Consents of any Governmental Authority or other third party on behalf of the Seller, (b) any fees or expenses associated with obtaining the release and termination of any Lien, (c) all brokers’ or finders’ fees, and (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts.

“Special Representations” has the meaning set forth in Section 9.3(a).

“Tax” means (a) any net income, alternative or add-on minimum income tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, social security (or similar) excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom or duty, tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Law or Taxing Authority, whether disputed or not, and (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.2(b).

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.

“Threshold” has the meaning set forth in Section 9.3(b).

“Transfer Taxes” has the meaning set forth in Section 8.4.

“Transferred Employee” has the meaning set forth in Section 8.5(a).

“Utility Charges” has the meaning set forth in Section 5.4.

ARTICLE 2:  PURCHASE AND SALE OF ASSETS

2.1                                 Assets to be Transferred. Subject to Section 2.2, concurrently with the execution of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of Seller in the operation of the Business or otherwise, wherever situated (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)                                  All prepaid expenses, advance payments, deposits (except Seller’s deposits with insurers), surety accounts and other similar deposits, including, without limitation, deposits with suppliers and utilities (collectively, “Prepaid Expenses”);

(b)                                 All accounts receivable, notes receivable set forth on Schedule 2.1(b), unbilled revenues, reimbursable costs and expenses and other claims for money due to Seller (collectively, “Accounts Receivable”);

(c)                                  All Contracts to which Seller is a party or by which the Purchased Assets are bound as listed on Schedule 6.14 (“Assumed Contracts”);

(d)                                 All tangible personal property, inventory, office furniture and office equipment, other furnishings, trucks, automobiles and other vehicles, and leasehold improvements;

(e)                                  All Intellectual Property owned, held or used by Seller in the conduct of the Business, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including, without limitation, damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing, including, without limitation, the Intellectual Property listed on Schedule 6.16 (collectively, the “Purchased Intellectual Property”);

(f)                                    All of the Seller’s right, title and interest in and to the Business as carried on and conducted by Seller as a going concern, including any and all goodwill and similar intangible assets associated therewith.

(g)                                 All Permits and building, safety, fire and health approvals, or any waiver of any of the foregoing;

(h)                                 Except for the corporate minute books and related stock records of the Seller, all business and employment records, including, without limitation, all books, records, ledgers, files, documents, correspondence, lists (including, without limitation, customer lists, in whatever form or medium), plats, drawings, photographs, creative materials, advertising and promotional materials, studies, reports and other materials (in whatever form or medium); and

(i)                                     All other assets, properties, rights and interests of Seller otherwise employed in or related to the operation of the Business or otherwise, of every kind, nature and description, whether tangible or intangible, real, personal or mixed, and wherever situated, including those assets, properties, rights and interests set forth on the Balance Sheet (except assets disposed of by the Seller since the date of the Balance Sheet in the Ordinary Course of Business of the Seller or as otherwise permitted pursuant to the terms of this Agreement), all of which are to be sold, transferred, conveyed, assigned and delivered to Buyer at the Closing pursuant to this Agreement.

2.2                                 Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Seller shall retain only those assets, rights and properties specifically identified on Schedule 2.2 (collectively, the “Retained Assets”), and the Buyer will in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in any of the Retained Assets.

ARTICLE 3:  LIABILITIES

3.1                                 Assumed Liabilities. Concurrently with the execution of this Agreement, the Buyer shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due all of the liabilities of Seller set forth below (collectively, the “Assumed Liabilities”):

(a)                                  All liabilities and obligations of the Seller reflected on the Balance Sheet (and not in the notes thereto), less payments thereon or discharges thereof prior to the Closing, to the extent that such liabilities and obligations (i) constitute trade payables incurred by the Sellers in the Ordinary Course of Business, or (ii) accrued expenses incurred by Seller in the Ordinary Course of Business, excluding, in each such case, accrued liabilities as of the Closing relating to Selling Expenses, Indebtedness of Seller, the AICCO Indebtedness, inter–company expenses, interest expenses, employee or other bonuses of any kind, worker comp payable, deferred compensation arrangements, Employee Plans and Taxes;

(b)                                 All liabilities and obligations of the Seller arising subsequent to the date of the Balance Sheet in the Ordinary Course of Business of the type specified in Section 3.1(a), less payments thereon or discharges thereof prior to the Closing; and

(c)                                  All liabilities and obligations of the Seller arising under or related to the Assumed Contracts; provided, however, that the Buyer will not assume or be responsible for any such liabilities or obligations (i) to be performed on or prior to the date of the Closing, (ii) that arise from breaches of such Assumed Contracts or defaults under such Assumed Contracts by the Seller, or (iii) consisting of reimbursements, refunds, setoffs or other similar payments sought from the Seller relating to any services performed by the Seller prior to the date of the Closing, all of which liabilities and obligations constitute Retained Liabilities.

3.2                                 Retained Liabilities. The Assumed Liabilities will not include, and the Buyer will not assume, any liability or obligation of the Seller unless such liability or obligation is specifically identified in Section 3.1 (the liabilities and obligations so retained by the Seller and not assumed by the Buyer are hereinafter referred to as the “Retained Liabilities”).

ARTICLE 4:  PURCHASE PRICE

4.1                                 Purchase Price. In consideration for the Purchased Assets, the Assumed Liabilities, the performance of services by the Seller and Parent pursuant to the Transition Services Agreement and the covenants of the Seller and Parent set forth in Section 8.7, concurrently with the execution of this Agreement, the Buyer shall pay or cause to be paid to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller an amount in cash (the “Initial Purchase Price”) equal to $3,200,000 minus any and all outstanding Indebtedness of the Seller immediately prior to the Closing and set forth on Schedule 4.1, subject to adjustment pursuant to Section 4.2. Buyer shall pay, or cause to be paid, to the Persons entitled thereto all of the Indebtedness of the Seller set forth on Schedule 4.1 and the Seller shall pay, or cause to be paid, the AICCO Indebtedness. The Initial Purchase Price as finally adjusted in accordance with Section 4.2, is referred to herein as the “Purchase Price.”

4.2                                 Purchase Price Adjustment.

(a)                                  Final Net Working Capital Calculation. Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement showing the calculation of the Net Working Capital as of the Closing Time (the “Preliminary Net Working Capital Statement”). After delivery of the Preliminary Net Working Capital Statement, the Buyer shall permit the Seller and its representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Preliminary Net Working Capital Statement and shall provide the Seller with copies thereof as reasonably requested by the Seller. The Seller and its accountants may make inquiries of the Buyer and the Company and their respective employees, accountants and representatives regarding the Preliminary Net Working Capital Statement arising in the course of their review thereof, and the Buyer shall use, and shall cause the Company to use, its commercially reasonable efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries. If the Seller has any objections to the Preliminary Net Working Capital Statement, the Seller shall deliver to the Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Buyer within 45 days after delivery of the Preliminary Net Working Capital Statement, the Preliminary Net Working Capital Statement shall be final, binding and non-appealable by the parties hereto. The Seller and the Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Seller and the Buyer shall submit such dispute to Grant Thornton LLP (the “Independent Arbitrator”) or, if such firm is unable or unwilling to act, such other independent public accounting firm recognized as having significant expertise in construction accounting as shall be agreed upon by the Buyer and the Seller in writing. If, within 10 days, the Seller and the Buyer are unable to agree upon the selection of the Accounting Firm, the Seller and the Buyer shall request the American Arbitration Association to furnish a list of not less than five accounting firms to potentially arbitrate the disagreement. Selection of the Accounting Firm shall be made by the Seller and the Buyer alternately striking any name from such list until only one name remains. The final name remaining who is available to serve shall be the Accounting Firm. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Arbitrator to resolve all disagreements as soon as practicable. The resolution of the dispute by the Independent Arbitrator, or any written agreement of the Seller and the Buyer as to the resolution of the dispute, shall be final, binding and non–appealable on the parties hereto. The costs and expenses of the Independent Arbitrator shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Seller claims the Net Working Capital is $1,000 greater than the amount determined by the Buyer, and the Buyer contests only $500 of the amount claimed by the Seller, and if the Independent Arbitrator ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Seller.

(b)                                 Payment of Excess. If the Net Working Capital as finally determined pursuant to Section 4.2(a) above (the “Final Amount”) is greater than the Net Working Capital Target, then the Buyer shall promptly (but in any event within five days) deliver to the Seller such excess by wire transfer of immediately available funds to an account or accounts designated by the Seller.

(c)                                  Payment of Shortfall. If the Final Amount is less than the Net Working Capital Target, then the Seller shall promptly (but in any event within five days) deliver to the Buyer such shortfall by wire transfer of immediately available funds to one or more accounts designated by the Buyer.

4.3                                 Purchase Price Allocation. The Purchase Price and the liabilities of the Seller, plus other relevant items, will be allocated to the assets of the Seller for income Tax purposes in a manner consistent with the fair market values as set forth on Schedule 4.3, which was jointly prepared and agreed to by Seller and Buyer (the “Allocation Schedule”) and in accordance with applicable Law. Seller, Buyer and each of their Affiliates shall prepare and file all income Tax Returns in a manner consistent with the Allocation Schedule, and each of them will not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Action or otherwise respect to such Tax Returns.

ARTICLE 5:  DELIVERIES AND OTHER ACTIONS

5.1                                 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, or such other location as the Buyer and the Seller shall agree in writing, simultaneously with the execution and delivery of this Agreement. The date on which the Closing occurs shall be the “Closing Date.”  Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Buyer until the Purchased Assets are transferred at the Closing, which transfer, once it has occurred, shall be deemed effective for Tax, accounting and other computational purposes as of 11:59 p.m. (Eastern Time) on the Closing Date (the “Closing Time”).

5.2                                 Deliveries by the Seller. Concurrently with the execution of this Agreement, the Seller shall deliver to the Buyer the following items:

(a)                                  possession of the Purchased Assets;

(b)                                 copies of the Articles of Incorporation (or equivalent organizational document) of Seller, certified by the applicable authority of the Seller’s jurisdiction of organization, and copies of the Bylaws (or equivalent governing document) of Seller, certified by an officer of Seller;

(c)                                  a reasonably current certificate of good standing of Seller issued by the Secretary of State or equivalent authority in Seller’s respective jurisdiction of organization;

(d)                                 copies of resolutions of the Board of Directors and the sole stockholder of Seller approving the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Seller;

(e)                                  a copy of the Bill of Sale, in the form of Exhibit A attached hereto, executed by the Seller;

(f)                                    a copy of the Assignment and Assumption Agreement, in the form of Exhibit B attached hereto, executed by the Seller;

(g)                                 all warranties of all machinery and equipment, and all guarantees from all manufacturers and suppliers relating to any of the Purchased Assets;

(h)                                 all Assumed Contracts and all files and other data and documents relating to the Purchased Assets;

(i)                                     appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Seller related to the Business or the Purchased Assets and all security interests related thereto to the extent directed by the Buyer;

(j)                                     a copy of an employment agreement between the Buyer and Darrell Willis, in a mutually agreeable form, duly executed by Darrell Willis (the “Employment Agreement”);

(k)                                  a copy of a Transition Services Agreement, in the form of Exhibit C attached hereto, duly executed by the Seller and the Parent (the “Transition Services Agreement”);

(l)                                     a certificate of an officer of the Company, dated as of the date of this Agreement, setting forth in sufficient detail acceptable to the Buyer the aggregate amount of Indebtedness of the Seller;

(m)                               a certification in the form contained in Treasury Regulation Section 1.1445-2(b)(2)(iv) to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code and duly executed by an executive officer of Seller;

(n)                                 estoppel certificates, waivers, collateral access agreements and non-disturbance agreements relating to the Real Property, as requested by the Buyer or its lenders, each in a form reasonably acceptable to the Buyer and its lenders; and

(o)                                 such other documents and instruments as the Buyer shall reasonably request to consummate the transactions contemplated hereby.

5.3                                 Deliveries by the Buyer. Concurrently with the execution of this Agreement, the Buyer shall deliver to the Seller the following items:

(a)                                  a copy of the Assignment and Assumption Agreement, in the form of Exhibit B attached hereto, executed by the Buyer;

(b)                                 the Initial Purchase Price payable as set forth in Section 4.1;

(c)                                  a copy of the Employment Agreement, executed by the Buyer; and

(d)                                 such other documents and instruments as the Seller shall reasonably request to consummate the transactions contemplated hereby.

5.4                                 Proration.

(a)                                  All Utility Charges shall be apportioned between the Seller, on the one hand, and the Buyer, on the other hand, as of the Closing Date. The Seller and the Buyer shall cooperate in (i) assuring that Utility Charges are promptly paid and (ii) having meter readings for Utility Charges and other necessary arrangements carried out so that Utility Charges relating to periods of time after the date of this Agreement shall be billed directly to the Buyer. For purposes of this Section 5.4, “Utility Charges” shall mean water, sewer, electricity, gas, telephone and other utility charges, if any, applicable to the Purchased Assets.

(b)                                 Property Taxes (as defined in Section 8.6(a)) with respect to the Purchased Assets attributable to the calendar year of the Closing will be prorated in the manner set forth in Section 8.6(a).

ARTICLE 6:  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT

Parent and Seller jointly and severally represent and warrant to the Buyer as follows:

6.1                                 Existence and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business as a foreign corporation and is in good standing in the  jurisdictions set forth on Schedule 6.1, which are the only jurisdictions in which the Seller is required to be so qualified, except for such jurisdictions in which the failure to so qualify would not have a Material Adverse Change.

6.2                                 Power. Seller has the corporate power and authority to (a) own, operate and lease the Purchased Assets as and where currently owned, operated and leased, and (b) carry on the Business as currently conducted. Seller has the requisite power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

6.3                                 Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller, as applicable, and constitute the valid and legally binding obligations of the Seller enforceable against Seller in accordance with their terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

6.4                                 No Conflict. Except as set forth on Schedule 6.4, neither the execution of this Agreement or the Ancillary Agreements, nor the performance by Seller of its obligations hereunder or thereunder will (a) violate or conflict with Seller’s Articles of Incorporation (or similar organizational document) or Bylaws (or similar organizational document) or any Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which Seller is a party or by which any of the Purchased Assets are bound, (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, any of the Purchased Assets, or (d) invalidate or adversely affect any Permit required related to the Purchased Assets or otherwise used in the conduct of the Business. The Seller has no Investments.

6.5                                 Consents. Except as set forth on Schedule 6.5, no Consent is required in connection with the execution and delivery by Seller of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

6.6                                 Title. The Seller has good and marketable title to, or valid and enforceable leasehold interests in, all of the Purchased Assets, in each case free and clear of all Liens other than (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the date of this Agreement and (b) those matters that are set forth on Schedule 6.6 (collectively, the “Permitted Exceptions”). The Purchased Assets are in good condition and repair (subject to normal wear and tear consistent with the age of the Purchased Assets) and are sufficient for the operation of the Business as it is currently conducted and presently proposed to be conducted. All of the Purchased Assets have been maintained, repaired and replaced consistent with past practice in a manner which is appropriate for the continued operation of the Business.

6.7                                 Necessary Property. The Purchased Assets, when transferred to the Buyer, will be adequate and sufficient to permit the Buyer to conduct the Business as conducted by the Seller immediately prior to the Closing Date. The Seller is the only entity through which the Business is conducted, and neither Seller nor, to the Knowledge of Seller, any of its Affiliates owns, leases, or uses any assets (other than the Purchased Assets) that are related to, or conducts business similar to, the Business.

6.8                                 Litigation. Except as set forth on Schedule 6.8, there is no instance in which Seller, in connection with the Purchased Assets or the operation of the Business, is or has been within the three-year period prior to the date of this Agreement (a) subject to any unsatisfied Order or (b) a party, or, to the Seller’s Knowledge, is threatened to be made a party, to any Action. There are no Actions pending or threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, there are no pending or threatened Actions to modify the zoning classification of, or to condemn or take by power of eminent domain (or purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the real property currently leased by Seller.

6.9                                 Compliance with Laws. Except as set forth on Schedule 6.9, Seller is now, and has been within the past three years, in compliance in all material respects with all Laws and Orders applicable to the Purchased Assets and the Business. To the Seller’s Knowledge, there exists no proposed Law or Order applicable to the Purchased Assets or the Business that would be expected to have a Material Adverse Change.

6.10                           Conduct of Business. Except as set forth on Schedule 6.10, since December 31, 2006, the Business has been conducted in the Ordinary Course of Business, there has not been any adverse change in the operation of the Business or the performance or financial condition of Seller, and the Purchased Assets are in substantially the same condition as such assets were on such date, normal wear and tear excepted. Without limiting the generality of the foregoing, since December 31, 2006, the Seller has not:

(a)                                  borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;

(b)                                 mortgaged, pledged or subjected to any Lien, any of the Purchased Assets, except Permitted Exceptions;

(c)                                  sold, assigned or transferred (including, without limitation, transfers to any employees, shareholders or Affiliates) any Purchased Assets except in the Ordinary Course of Business, or canceled any debts or claims;

(d)                                 waived any rights of value or suffered any losses;

(e)                                  taken any other action or entered into any other transaction (including any transactions with employees, shareholders or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement;

(f)                                    suffered any material theft, damage, destruction or other material loss of or to any Purchased Assets;

(g)                                 (i) increased the salary, wages or other compensation rates of any officer, employee, director, partner or consultant of Seller in any material respect; (ii) made or granted any material increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan; or (iii) made any material commitment or incurred any material liability to any labor organization;

(h)                                 made any material capital expenditures or commitments therefor;

(i)                                     made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

(j)                                     made any write-off or write-down of or made any determination to write-off or write-down any of the assets and properties of Seller;

(k)                                  entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any agreement that is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Schedules to this Agreement;

(l)                                     made any change in the general pricing practices or policies or any change in the credit or allowance practices or policies of Seller; or

(m)                               commenced or terminated any line of business.

6.11                           Labor Matters.

(a)                                  Union and Employee Contracts. The Seller is not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement, or other similar type of contract. The Seller has not agreed to recognize any union or other collective bargaining unit. No union or collective bargaining unit has been certified as representing the employees of the Seller and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Seller employed in connection with the Business. With respect to the Business, the Seller has not experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years.

(b)                                 List of Employees, Etc. Schedule 6.11(b) sets forth a list of all employees of the Business as of October 19, 2007, the rate of all regular and special compensation payable to each such individual in any and all capacities, and any regular or special compensation that will be payable to each such individual in any and all capacities as of the Closing Date other than the then–current accrual of regular payroll compensation. The Seller does not employ any employee who cannot be dismissed immediately without notice and without further liability to the Seller, subject to applicable laws, rules and regulations relating to employment discrimination. To the Seller’s Knowledge, no employees with respect to the Business intend to terminate their employment relationship with Seller.

6.12                           Employee Benefit Plans.

(a)                                  Schedule 6.12 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Seller that are currently sponsored or maintained by the Seller or any member of the Controlled Group or with respect to which the Seller or any member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Neither the Seller nor any member of the Controlled Group has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b)                                 Copies of the following materials have been delivered or made available to Buyer:  (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.

(c)                                  Each Employee Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.

(d)                                 Neither the Seller, nor any member of the Controlled Group, currently has or at any time in the prior six years has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(e)                                  With respect to each group health plan benefiting any current or former employee of any of the Seller or any member of the Controlled Group that is subject to Section 4980B of the Code, the Seller and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

6.13                           Environmental. Except as set forth on Schedule 6.13:

(a)                                  To Seller’s Knowledge, there are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.

(b)                                 To Seller’s Knowledge, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property.

(c)                                  Seller is presently and for the past five years has been in compliance with all Environmental Laws applicable to the Real Property or the Business, and to Seller’s

Knowledge, there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

(d)                                 Seller has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property, except in compliance with all applicable Environmental Laws; and, to Seller’s Knowledge, there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law.

(e)                                  Seller has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to any Environmental Condition or relating to obligations under any Environmental Law; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition or relating to obligations under any Environmental Law; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.

(f)                                    (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Seller’s activities and operations at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.

(g)                                 To the Knowledge of the Seller, the Real Property and the Business will not require a material capital expenditure or annual operating expense increase during the three years following the Closing Date to achieve compliance with any Environmental Law.

(h)                                 The Seller has delivered to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental compliance audits, environmental site assessments, asbestos surveys and documents regarding any Release or disposal of Hazardous Materials at, upon or from the Real Property, spill control plans and environmental agency reports and correspondence.

6.14                           Contracts.

(a)                                  Schedule 6.14 contains a complete and accurate list of, and the Seller has delivered true and complete copies of, each of the following Contracts to which Seller is a party or by which any Purchased Assets are bound:

(i)            each Contract that involves the purchase or sale of raw materials, commodities, supplies, products or other personal property or services in excess of $25,000 per annum;

(ii)           each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iii)          each licensing agreement and other Contracts with respect to Intellectual Property (other than third party computer software generally available for license or sale (“off the shelf”) to the public), including, agreements with current or former employees, agents, consultants or independent contractors regarding the ownership or the non-disclosure of any Purchased Intellectual Property and each Contract pursuant to which Seller has licensed any Purchased Intellectual Property to, or the use of any Purchased Intellectual Property is otherwise permitted with respect to, any other Person, and pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use any Intellectual Property;

(iv)          each collective bargaining agreement and other Contracts to or with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v)           each joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(vi)          each non-competition agreement and other Contracts containing covenants that in any way purport to restrict the business activities of Seller or the Business or limit the freedom of Seller or the Business to engage in any line of business or to compete with any Person or in any geographic territory;

(vii)         each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

(viii)        each Contract under which any Seller has created, incurred, assumed, or guaranteed Indebtedness or under which there has been imposed (or may be imposed) a Lien on any of the Purchased Assets, except for Permitted Exceptions;

(ix)           each written warranty, guaranty and or other similar undertaking with respect to contractual performance extended by Seller or the Business;

(x)            each Contract under which Seller has created any consulting, independent contractor or agency relationship with any Person; and

(xi)           each amendment, supplement, and modification (whether oral or written) with respect of any of the foregoing.

(b)           Each Contract listed on Schedule 6.14 (or required to be listed on Schedule 6.14) is a valid, binding and enforceable obligation of the Seller enforceable in accordance with its terms. With respect to the Contracts listed on Schedule 6.14 (or required to be listed on Schedule 6.14):  (i) neither Seller nor, to the Seller’s Knowledge, any other party thereto is in material default under or in violation of any such Contract; (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation under any such Contract; and (iii) Seller has not released any of its material rights under any such Contract.

6.15         Licenses and Permits. Schedule 6.15 sets forth a complete and accurate list and description of all Permits held by the Seller and used in the conduct of the Business. The Seller is in compliance with the terms of such Permits, and there is no pending or threatened termination, expiration or revocation thereof. Except for the Permits set forth and described in Schedule 6.15, there are no Permits, whether written or oral, necessary or required for the continued conduct of the Business after the Closing Date or for the ownership or use of any of the Purchased Assets.

6.16         Intellectual Property. Schedule 6.16 sets forth with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, an accurate and complete list of all Intellectual Property owned, used, occupied or held by or for the benefit of Seller in the operation of the Business or otherwise. The operation of the Business as currently conducted by Seller or any part thereof, including, without limitation, the manufacture, use, sale and importation of products of the Business and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible in the possession of Seller, and the possession or use of the Purchased Intellectual Property has, does and will not infringe, misappropriate, violate or otherwise conflict with any Intellectual Property right of any other Person, including any Affiliate of Seller. Except as set forth on Schedule 6.16, (i) the Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Intellectual Property and has not granted, nor does there exist by implication or operation of law, any license or other right in respect thereof which does or which will, subsequent to the date of this Agreement, permit or enable anyone other than the Buyer to use any of the Purchased Intellectual Property, (ii) no Person has any rights to utilize any Purchased Intellectual Property or sell any products or services which utilize or incorporate, or which were developed utilizing or incorporating, any Purchased Intellectual Property, and (iii) there is no notice or pending or threatened claim against Seller (and there has not been any such notice or claim) asserting (A) that any of the Purchased Intellectual Property infringes or violates the rights of third parties, (B) that any of the Purchased Intellectual Property is invalid, (C) that the present or past conduct of the Business infringes or violates any rights of others with respect to any of the Purchased Intellectual Property, (D) that any Person has any rights to utilize any of the Purchased Intellectual Property or sell any products or devices which utilize or incorporate, or which were developed utilizing or incorporating, any Purchased Intellectual Property, or (E) which could, if adversely determined against Seller, adversely affect the Buyer’s ability to utilize any of the Purchased Intellectual Property, and, to the Seller’s Knowledge, no basis for any such claim exists. The Seller has not given any notice to any third parties asserting infringement by such third parties upon any of the Purchased Intellectual Property. Except as set forth on Schedule 6.16, all Information Systems used by the Seller in the conduct of the Business are owned, controlled and operated by the Seller and are not wholly or partly dependent upon any Information System of any other Person

(other than the Internet). Except as set forth on Schedule 6.16, no contract, agreement of understanding exists which would impede or prevent the Seller from selling, assigning, transferring, conveying and delivering to the Buyer the entire right, title and interest of Seller in and to the Purchased Intellectual Property. The Seller has not subject to any bars or other restrictions with respect to its rights to practice under any of the Purchased Intellectual Property, and no bars or other restrictions on the Seller’s rights to practice under any of the Purchased Intellectual Property will be created by, or will, by reason of any action or inaction of Seller before or after the date of this Agreement, exist after the consummation of the transactions contemplated hereby.

6.17         Financial Statements.

(a)           Attached as Schedule 6.17(a) are correct and complete copies of (i) the unaudited balance sheets of the Seller as of December 31, 2004, 2005, and 2006, and the related statements of income and shareholders’ equity for the years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the unaudited balance sheet as of August 31, 2007 (the “Balance Sheet”) and the related unaudited statements of income for the 8-month period then ended (collectively the “Interim Financial Statements”).

(b)           Except as set forth on Schedule 6.17(b), the Financial Statements present fairly, in all material respects, the financial position, results of operations and shareholders’ equity of the Seller at the dates and for the time periods indicated, and have been prepared by the management of the Seller in accordance with GAAP consistently applied throughout the periods indicated. The Interim Financial Statements present fairly in all material respects the financial position, results of operations and shareholders’ equity of the Seller at the date and for the period indicated and have been prepared in accordance with GAAP, except for the absence of footnote disclosure and customary year-end adjustments. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Seller.

6.18         Undisclosed Liabilities. Except as reflected in the Balance Sheet, the Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into on or prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date hereof, except (i) liabilities which have arisen after the date of the Balance Sheet in the Ordinary Course of Business; or (ii) as otherwise set forth in Schedule 6.18.

6.19         Accounts Receivable. All accounts and notes receivable of the Seller represents sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by Seller. The reserve on the Interim Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with past practice. All of the accounts and notes receivable of the Seller are, in the aggregate, collectible in full, net of the reserve therefor, in the Ordinary Course of Business. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Seller are pending or threatened. All of the accounts and notes receivable of the Seller relates solely to sales of goods or services to customers of Seller, none of which are Affiliates of Seller.

6.20         Indebtedness. Schedule 6.20 sets forth a true, correct and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Seller as of the Closing Date.

6.21         Taxes.

(a)           All Tax Returns required to be filed by or on behalf of the Seller with the appropriate Taxing Authority to the extent required to be filed (taking into account extensions of the time for filing) on or before the Closing Date, have been filed when due in accordance with all applicable Laws, and all such Tax Returns were correct and complete in all material respects.

(b)           All Taxes owed by the Seller (whether or not shown as due and payable on any Tax Return) has been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(c)           The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           There is no action, suit or proceeding, claim, audit, proposed adjustment or investigation now pending or threatened against or with respect to the Seller, the Business or the Purchased Assets in respect of any Tax.

(e)           There are no liens for Taxes upon the assets or properties of the Seller (including the Purchased Assets), except liens for Taxes not yet due and payable.

(f)            The Seller has not received notice of any claim by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it, the Business or the Purchased Assets are or may be subject to taxation by that Governmental Authority.

(g)           The Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(h)           The Seller has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(i)            None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code. None of the Purchased Assets:  (i) are “tax exempt use property” within the meaning of Section 168(h) of the Code; (ii) are required to be treated as owned by any person or entity other than the Sellers pursuant to the so-called “safe harbor lease” provisions of the Internal Revenue Code of 1954; (iii) directly or indirectly secures any debt the interest of which is exempt from federal income tax under Section 103(a) of the Code; or (iv) are “limited use” property under Revenue Procedure 2001-28, 2001-1 C.B. 1156.

(j)            Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

6.22         Customers. Schedule 6.22 sets forth the ten largest customers of the Sellers for the years ended 2004, 2005 and 2006 (“Material Customers”). Except as set forth in Schedule 6.22, (a) all Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Seller from the levels achieved during the year ended December 31, 2006, and to the Seller’s Knowledge, no such reduction will occur; (b) no Material Customer has terminated its relationship with the Seller or has threatened to do so; (c) the Seller is not involved in any claim, dispute or controversy with any Material Customer; and (d) the Seller is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to result in a Material Adverse Change. Schedule 6.22 includes a copy of the Company’s standard terms and conditions provided to each of the Company’s customers.

6.23         Disclosure. The Seller has not withheld from the Buyer any material facts relating to the assets, properties, liabilities, operations, financial condition, results of operations or prospects of the Business. Neither this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Seller in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

6.24         Related Party Transactions. Except as set forth in Schedule 6.24, neither Parent nor any of its respective Affiliates, nor any current or former director, officer or employee of Seller or any Affiliate of Seller, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller, or (ii) in any material property, asset or right which is owned or used by Seller in the conduct of the Business, or (b) is or during the last three fiscal years has been a party to any agreement or transaction with Seller.

6.25         Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect of a transaction involving Seller based in any way on any agreement, arrangement or understanding made by or on behalf of Seller.

ARTICLE 7:  REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

7.1           Existence and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio.

7.2           Power. The Buyer has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

7.3           Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer and constitute the valid and legally binding obligations of the Buyer enforceable against the Buyer in accordance with their term, except as may be limited by the General Enforceability Exceptions.

7.4           No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer of its obligations hereunder or thereunder will  violate or conflict with the Buyer’s Certificate of Incorporation or Bylaws or any Law or Order.

7.5           Consents. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

7.6           Brokers. No person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect of a transaction involving Seller based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.

ARTICLE 8:  CERTAIN COVENANTS

8.1           Assignability and Consents.

(a)           Schedule 8.1(a) sets forth a list of all Purchased Assets, including Contracts and Permits, which are non–assignable or non–transferable or cannot be subleased to Buyer without the consent of some other Person. The Seller has commenced and shall continue to take, or cause to be taken by others, all commercially reasonable actions required to obtain or satisfy, at the earliest practicable date, all Consents not obtained prior to the date of this Agreement from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Purchased Assets, and to consummate and make effective the transactions contemplated by this Agreement and to continue such efforts as may be required after the Closing Date to facilitate the full and expeditious transfer of legal title, or the sublease, as the case may be, of the Purchased Assets.

(b)           Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Asset if any attempted sale, conveyance, assignment, sublease or transfer of such assets, without the Consent of the other Person to such transfer, would constitute a breach by Seller or Buyer with respect to such Purchased Asset. Subject to Section 10.2, in the event that any required Consent is not obtained on or prior to the date of this Agreement, Seller and Parent will use their respective commercially reasonable efforts to (i) provide to Buyer the benefits of the applicable Contract, Permit, or Lease, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer (including providing to Buyer any out–of–pocket Losses sustained by Buyer to obtain such benefits), and (iii) enforce at the request of Buyer and for the account of Buyer any rights of Seller or the Business arising from any such Contract, Permit or Lease (including the right to elect to terminate such Contract, Permit or Lease in accordance with the terms thereof upon the request of Buyer).

8.2           Maintenance of, and Access to, Records. Seller shall provide Buyer with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business which are retained by the Seller. Seller shall preserve and maintain any books and records relating to the Business or the Purchased Assets and retained by Seller for as long as reasonably necessary after the Closing Date, and shall give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records. If the Buyer so requests upon receiving such notice, the Seller will allow the Buyer to take possession of such books and records.

8.3           Accounts Receivable. Except as otherwise provided in Section 2.1(b), if Seller receives any payment relating to any Purchased Asset, including any Account Receivable, outstanding on or after the Closing Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, the Buyer. Seller will promptly endorse and deliver to Buyer any cash, checks or other documents received by Seller on account of any such Purchased Asset, including Accounts Receivable. Seller shall advise Buyer (promptly following such Seller’s becoming aware thereof) of any counterclaims or set–offs that may arise subsequent to the Closing Date with respect to any such Purchased Asset, including any Account Receivable.

8.4           Expenses; Transfer Taxes. Except as otherwise set forth in this Agreement and with respect to Selling Expenses incurred by the Seller or Parent which shall be borne by each of them, each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby. All sales, transfer, recordation and documentary Taxes and fees which may be payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be divided evenly between the Seller, on the one hand, and Buyer, on the other hand. Seller and Buyer shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection with such Transfer Taxes, and Seller shall file, or cause to be filed, all such filings, returns, reports and forms.

8.5           Employee Matters.

(a)           Transferred Employees. Prior to the Closing, the Buyer shall deliver, in writing, an offer of employment (on an “at will” basis) to those employees of the Seller identified by Buyer on a schedule to be delivered to the Seller no later than three days prior to the Closing to commence such employment immediately upon the Closing Date. Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”  Subject to applicable Laws, on and after the Closing Date, the Buyer shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b)           Excluded Employees. Any employee of the Seller who is not offered employment by the Buyer prior to Closing or who does not accept an offer of employment by Buyer and commence work with the Buyer immediately after the Closing, in each case pursuant to Section 8.5(a), is hereinafter referred to as an “Excluded Employee.”

(c)           Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) the Buyer and the Seller shall report on a predecessor/successor basis as set forth therein, (ii) the Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) the Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such employees are employed by the Buyer that includes the Closing Date, excluding the portion of such year that such employee was employed by the Seller.

(d)           Employee Benefits. As soon as reasonably practicable following the Closing, the Buyer shall provide the Transferred Employees with benefits under the Buyer’s existing employee benefit plans (the “Buyer Plans”) provided to similarly situated employees of the Buyer. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by the Buyer with respect to the Transferred Employees for any specified period after the Closing Date.

(e)           Accrued Vacation. The Seller shall pay Transferred Employees their accrued and unused vacation, for all accrued and unused vacation through the Closing Date on the Closing Date.

(f)            COBRA. Effective as of the Closing Date and in connection with the transactions contemplated herein, the Seller and all of its Controlled Group Members shall cease to provide coverage under all group health plans (as defined in Section 5000b of the Code, Section 607 of ERISA, or both) for the benefit of any of their current or former employees (or their eligible dependents). The Buyer acknowledges and agrees that to the extent required by Section 4980B of the Code (and any regulations issued thereunder), the Buyer shall be exclusively responsible for complying with the health care coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to any current or former employees of the Seller (and their eligible dependents) who become “M&A Qualified Beneficiaries” (as such term is defined by COBRA and any regulations issued thereunder) in connection with the transactions contemplated herein.

8.6           Tax Matters.

(a)           Property Taxes. Property Taxes (as defined below) with respect to the Purchased Assets attributable to the calendar year of the Closing will be prorated as of the Closing with the Seller being liable for such Taxes attributable to the days in the calendar year through the day before the Closing Date and Buyer being liable for such Taxes attributable to the days in the calendar year including and after the Closing Date.

Proration of Property Taxes shall be made on the basis of the most recent officially certified Tax valuation and assessment for the Purchased Assets. If such valuation pertains to a Tax period other than that in which the Closing occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual Tax bills. For purposes of this Section 8.6, “Property Taxes” means ad valorem Taxes, general assessments and special assessments with respect to the Purchased Assets.

(b)           Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on Seller for the Pre–Closing Tax Period, the Buyer and the Seller will cooperate fully with each other, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by any Taxing Authority as to the imposition of Taxes.

8.7           Competitive Activity; Non–Solicitation; Confidentiality.

(a)           Non–Competition. The Seller and Parent agree that during the Non–Compete Period, it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business which competes with the Business within the Restricted Territory; (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the Business; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Buyer or the Business within the Restricted Territory, or attempt to do so; or (iv) promote or assist, financially or otherwise, any Person engaged in any business which competes with the Business within the Restricted Territory. Nothing contained in this Section 8.7 shall prohibit Seller or Parent from acquiring or holding at any one time a passive investment of less than five percent of the outstanding shares of capital stock of any publicly traded corporation that may compete with the Business within the Restricted Territory. For the purposes of this Section 8.7, the Buyer shall also include any and all direct and indirect subsidiary, parent, or Affiliates of the Buyer.

(b)           Non–Solicitation. During the Non-Compete Period, Seller and Parent agree that it shall not, and shall cause its respective Affiliates not to, directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Buyer or its Affiliates to terminate their employment, representation or other association with the Buyer or its Affiliates.

(c)           Non–Disclosure. The Seller and Parent will keep in strict confidence, and will not, and shall cause its Affiliates not to, directly or indirectly, at any time, (i) disclose, divulge or make accessible to any Person any Confidential Information that remains after Closing in the possession of Seller, Parent or their respective Affiliates concerning the Business and the Purchased Assets, or (ii) use any such Confidential Information for Seller’s or Parent’s own account, for the account of any other Person, or to the detriment of the Buyer or the Business. Upon request by the Buyer, the Seller and Parent shall deliver to the Buyer all tangible embodiments relating to the Confidential

Information that Seller, Parent, or its respective Affiliates possess or has under its control. Notwithstanding the foregoing, the non–disclosure obligations of this Section 8.7 shall not apply to Confidential Information (a) which Seller or Parent is compelled to disclose by applicable Law or Order (but only with respect to the portion of such information so required to be disclosed and after providing Buyer with prompt notice), (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 8.7; or (c) which can be shown through corroborative written evidence to have been provided to Seller or Parent by a third party who obtained such information other than from Seller, Parent, or any of its respective Affiliates or other than as a result of a breach of this Section 8.7.

(d)           Acknowledgement and Relief. Seller and Parent acknowledge that (i) their respective obligations under this Section 8.7 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Buyer if the Seller or Parent were to violate such obligations, (ii) the covenants in this Section 8.7 are adequately supported by consideration from the Buyer for the benefit of the Seller and Parent after the Closing Date, and (iii) the foregoing makes it necessary for the protection of the Business that Seller and Parent not compete with the Business or the Buyer for the reasonable period contained herein. Accordingly, Seller and Parent acknowledge and agree that the remedy at law available to the Buyer for breach of any of such Seller’s or Parent’s respective obligations under this Section 8.7 would be inadequate; therefore, in addition to any other rights or remedies that the Buyer may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 8.7, without the necessity of proof of actual damage. If it shall be judicially determined that Seller or Parent has violated this Section 8.7, then the period applicable to each obligation that Seller or Parent has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

8.8           Use of Business Name and Related Materials. Except as contemplated by this Agreement, following the Closing, neither the Seller nor the Parent will directly or indirectly, use or do business, or allow any of its respective Affiliates to use or do business, under the names “Tradestar Construction Services” or “Tradestar Construction Services, Inc.” or any name that, in the reasonable judgment of the Buyer, is similar to any such names. Within 30 days following the Closing Date, the Seller shall (a) amend or terminate (as appropriate) its Articles of Incorporation and any assumed name or d/b/a filings to eliminate such Seller’s right to use the names “Tradestar Construction Services” or “Tradestar Construction Services, Inc.” or any name that, in the reasonable judgment of the Buyer, is similar to any such names, and (b) provide to the Buyer any and all consents, documents and instruments, executed and delivered in form acceptable to the Buyer, that are reasonably requested by the Buyer to claim, register or file to use the “Tradestar Construction Services” or “Tradestar Construction Services, Inc.” names or any name that is similar to any such names.

8.9           Payment of the AICCO Indebtedness. Within 30 days following the Closing Date, the Seller shall pay or cause to be paid to the Persons entitled thereto the AICCO Indebtedness.

ARTICLE 9:  REMEDIES

9.1           General Indemnification Obligation.

(a)           Seller’s and Parent’s Obligation. The Seller and Parent shall, jointly and severally, indemnify and hold harmless the Buyer and its officers, directors, employees, agents and Affiliates (each a “Buyer Indemnified Party”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by any of such Buyer Indemnified Party based upon, arising out of, or otherwise in respect of:

(i)            any inaccuracies in or any breach of any representation, warranty, covenant or agreement of any Seller contained in this Agreement (including any Schedule or Exhibit attached hereto), any certificate or other document delivered pursuant hereto, or any Ancillary Agreement,

(ii)           any Transferred Employee resulting from or based upon (A) any employment–related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) any liability relating to, arising under or in connection with any Employee Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date and (C) any liability under WARN,

(iii)          any Retained Asset or any Retained Liability or Excluded Employee, and

(iv)          any Environmental Laws (including any loss of use of any real property or any tangible personal property) arising from or related to any condition, act or omission, by Seller or any predecessor thereof or related to the operations of Seller or any predecessor thereof at any real property currently or formerly owned, operated or leased by Seller or any predecessor thereof, or any Environmental Condition, whether known or unknown, accrued or contingent, in each case to the extent existing or occurring on or prior to the Closing Date.

(b)           Buyer’s Obligation. The Buyer shall indemnify and hold harmless the Seller and its officers, directors, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any and all Losses actually sustained by any of such Seller Indemnified Party based upon, arising out of or otherwise in respect of:

(i)            any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement (including any Schedule or Exhibit attached hereto), any certificate or other document delivered pursuant hereto, or any Ancillary Agreement,

(ii)           any of the Assumed Liabilities, and

(iii)          any Transferred Employee resulting from or based upon any employment–related liability (statutory or otherwise) with respect to employment or termination of employment after the Closing Date.

9.2           Notice and Third Party Claims.

(a)           Notice of Asserted Liability. As soon as is reasonably practicable after Seller, on the one hand, or the Buyer, on the other hand, becomes aware of any claim that such party has under Section 9.1 that may result in a Loss for which such party is entitled to indemnification hereunder (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.

(b)           Third Party Claims. If any Claims Notice identifies a Liability Claim brought by a third party (a “Third Party Claim” and together with the Liability Claims, the “Claims”), then the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within seven days after receipt of such Claims Notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided, however, that if (i) any of the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense.

The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have a material adverse effect on the Indemnified Party. The Indemnified Party has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party.

9.3           Survivability; Limitations.

(a)           The representations and warranties of the Seller, Parent and Buyer contained in this Agreement or in any Ancillary Agreement shall survive for a period ending eighteen months following the date of this Agreement (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in 6.12 (Employee Benefit Plans), 6.13 (Environmental), and 6.22 (Taxes) shall be 60 days after the expiration of the applicable statute of limitations, (ii) there will be no Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 6.1 (Existence and Good Standing), 6.2 (Power), 6.3 (Enforceability), 6.4 (No Conflict), 6.5 (Consents), the first sentence of Section 6.6 (Title), 6.7 (Necessary Property), and the second sentence of Section 6.16 (Intellectual Property) (collectively, the “Special Representations”); and (iii) any Claims pending on any Expiration Date for which notice has been given in accordance with Section 9.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Sellers and the Buyer contained in this Agreement will survive after the date of this Agreement for an indefinite period.

(b)           The Seller and Parent will not have any liability as a result of any breach of or inaccuracy in any representation or warranty referred to in this Agreement (other than the Special Representations and the representations in Section 6.22 (Taxes)), until the aggregate amount of all such Losses sustained by the Buyer exceeds $25,000 (the “Threshold”), in which case the Seller and Parent will be liable for all such Losses without regard to such Threshold.

(c)           The Seller and Parent shall not have any liability under this Agreement as a result of any breach of or inaccuracy in any of the representations and warranties contained in this Agreement (other than the Special Representations and the representations in Section 6.22 (Taxes)) in excess of $750,000.

(d)           Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Party other than the Buyer (or any successors–in–interest thereto) and no Seller Indemnified Party other than the Seller or Parent has any individual right to assert any Claims under this Article 9. Any and all Claims of the Buyer Indemnified Parties

may be brought only by the Buyer (or any successors–in–interest thereto) and any and all Claims of the Seller Indemnified Parties may be brought only by the Seller.

(e)           Except for a claim based on fraud, from and after the Closing Date, the sole remedy of the Buyer and Seller for any and all Losses shall be limited to indemnification as set forth in Article 9 hereof.

9.4           Specific Performance. Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

9.5           Tax Treatment. Amounts paid to or on behalf of the Seller or the Buyer as indemnification will be treated as adjustments to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

ARTICLE 10:  MISCELLANEOUS

10.1         Further Assurances. From and after the date of this Agreement, at the request of the Buyer, the Seller and Parent shall execute and deliver or cause to be executed and delivered to the Buyer such deeds, bills of sale, assignments, or other instruments and documents to the Buyer as the Buyer may reasonably request in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

10.2         Expenses. Each of the parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10.3         No Assignment. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other party hereto. Notwithstanding the previous sentence, the Buyer may without the consent of the Seller or Parent assign Buyer’s rights under this Agreement to any lender of the Buyer or to any Affiliate of the Buyer.

10.4         Headings. The headings contained in this Agreement are included for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

10.5         Integration, Modification and Waiver. This Agreement, together with the Exhibits, Schedules and certificates or other instruments delivered hereunder, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10.6         Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.

10.7         Severability. If any provision of this Agreement or the application of any provision hereof to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

10.8         Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

If to Parent:

Stratum Holdings, Inc.

Three Riverway, Suite 1500

Houston, Texas  77056

Attention:  Chairman and Chief Executive Officer

Facsimile No.:  (713) 975-6271

If to Seller:

Tradestar Construction Services, Inc.

3451 Candelaria NE, Suite A

Albuquerque, New Mexico  87107

Attention:  President

Facsimile No.:  (505) 872-3303

In each case, with a copy to:

Haynes and Boone, LLP

One Houston Center

1221 McKinney Street, Suite 2100

Houston, Texas  77010

Attention:  Bryce Linsenmayer, Esq.

Facsimile:  (713) 236-5540

If to the Buyer:

Tradesmen Services, Inc.

9760 Shepard Road

Macedonia, Ohio  44056

Attention: Joseph Wesley

Facsimile No.:  (440) 349-4092

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio  44114

Facsimile No.:  (216) 579-0212

Attention:  John M. Saada, Jr., Esq.

Any party hereto may change its address or facsimile number for the purposes of this Section 10.8 by giving notice as provided herein.

10.9         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

10.10       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TRADESMEN SERVICES, INC.

By:	/s/ Joseph O. Wesley
Name: Joseph O. Wesley
Title: President and CEO

TRADESTAR CONSTRUCTION SERVICES, INC.

By:	/s/ Kenneth Thomas
Name: Kenneth Thomas
Title: Senior Vice President – Finance and Treasurer

STRATUM HOLDINGS, INC.

By:	/s/ D. Hughes Watler
Name: D. Hughes Watler
Title: Chief Financial Officer